EXHIBIT 2(C)

AMENDMENT TO ARTICLES OF INCORPORATION OF MEGOLA, INC.

Article 1 of the Articles of Incorporation is amended to read as follows:

1. Name of Company

Breakthrough Chemistry, Inc.